UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 30, 2004

AMERICA ONLINE LATIN AMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-31181	65-0963212

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6600 N. ANDREWS AVE., SUITE 400 FT. LAUDERDALDE, FL	33309

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 918-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 204.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 3.02.	Unregistered Sales of Equity Securities.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

SIGNATURE

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Item 3.02	Unregistered Sales of Equity Securities

     On September 30, 2004, America Online Latin America, Inc. (“AOLA”) issued 10,304,678 shares of series B redeemable convertible preferred stock (“series B preferred stock”) with an aggregate liquidation preference of approximately $28.1 million to Time Warner Inc. in payment of approximately $4.4 million of interest due on senior convertible notes outstanding for the period from July 1, 2004 to September 30, 2004. Shares of series B preferred stock are convertible into shares of AOLA’s class B common stock, $.01 par value per share, which can be converted into AOLA’s class A common stock, $.01 par value per share, at any time on a one-for-one basis.

     The offer and sale of the series B preferred stock was made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(2) relating to sales by an issuer not involving any public offering or the rules and regulations thereunder. The offer and sale was made only to “accredited investors” as such term is defined in Regulation D under the Securities Act and AOLA did not engage in any general solicitation or make any advertisement with respect to the offer and sale of the series B preferred stock. All of the senior convertible notes sold in the private placement are restricted securities for purposes of the Securities Act.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective October 1, 2004, Milton P. Brice has resigned as Controller and Treasurer of AOLA to pursue another business opportunity. Paulo Moledo, AOLA’s Director of Business Planning, has been promoted to Controller and Treasurer and will serve as AOLA’s Principal Accounting Officer.

     Mr. Moledo has been with AOLA since August 1999. Prior to AOLA, Mr. Moledo held the position of Director of Financial Planning for Revlon Latin America for one year and six months. Prior to his position with Revlon, Mr. Moledo spent two years with PepsiCo Restaurants Brazil as Treasurer and Manager of Financial Planning. Mr. Moledo began his career, and spent six years, in the areas of Business Planning and Accounting with Ford Brazil. Mr. Moledo holds an MBA from the University of Miami.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2004

AMERICA ONLINE LATIN AMERICA, INC.
By:	/s/ Charles M. Herington
Charles M. Herington
President and Chief Executive Officer

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